Exhibit 16.2

Chang G. Park, CPA, Ph. D.

371 E STREET, CHULA VISTA, CALIFORNIA  91910-2615

TELEPHONE (858)722-5953;  FAX (858) 408-2695;  FAX (619) 422-1465

E-MAIL changgpark@gmail.com

January 16, 2007

TRB Systems International, Inc.

Re: Resignation

Please accept this letter as notice of our declination to stand for re-election as the auditors for TRB Systems International, Inc.  Please note that there have not been any disagreements with management regarding the audits. Furthermore, our previous audits have not contained an adverse, modified, or disclaimer of opinions.

Per the requirements of Item 304(a) of Regulation S-K you must file a form 8-K to notify the SEC of this change. This should be handled as a “decline to stand for re-election” without any disagreements on any of the engagements.

If you would like to discuss this further please call at your convenience. We wish you all the best and thank you for the opportunity to be of service to you.

Sincerely,

/s/ Chang Park

Chang G. Park, CPA

January 16, 2007